American CareSource Reports Third Quarter 2011 Results

DALLAS, November 14, 2011 – American CareSource Holdings Inc. (NASDAQ: ANCI) today reported third quarter 2011 net revenue of $11.5 million compared to $14.8 million for the third quarter of 2010.  The Company reported a net loss of $6.5 million, or $0.38 per diluted share (including a non-cash goodwill impairment charge), compared to net income of $44,000, or $0.00 per diluted share reported in the third quarter of 2010.  The non-cash goodwill impairment charge was $2.9 million (net of an income tax benefit of $1.5 million) or $0.16 per diluted share. In addition, American CareSource recorded a non-cash valuation allowance against its deferred tax assets of $2.9 million, or $0.17 per diluted share.  Excluding the non-cash goodwill impairment charge and the deferred tax valuation allowance, the net loss for the three months ended September 30, 2011, was $781,000, or $0.05 per diluted share.  The Company ended the quarter with $11.1 million of cash and cash equivalents.

“Despite the fact that 2011 has been a difficult year, our Company remains an operationally strong and financially stable partner for our client payors and providers, supplying the necessary foundation for the strategic growth initiatives we are currently pursuing,” said Kenn S. George, chairman and chief executive officer of American CareSource. “The Company’s new leadership team is working aggressively to identify opportunities to enhance profitable revenue and our provider value proposition, to organize our resources to effectively and efficiently capitalize on these opportunities and to preserve our cash balance.  As I have stated previously, we do so with a sense of urgency and a commitment to improving the value we deliver to our client payors, providers and shareholders.”

Mr. George continued, “Our results for the third quarter include a non-cash goodwill impairment charge that is primarily the result of the performance of the Company’s stock price and volatile market conditions.  While it is significant in size, it has no effect on our cash position or impact on our operations.  Our balance sheet remains strong.”

Net Revenue

Net revenue for the third quarter of 2011 was $11.5 million compared to $14.8 million reported during the third quarter of 2010.  Revenue from the Company’s two key legacy accounts declined $4.1 million, or 39 percent. Claims volume from the two accounts decreased by 20,000 claims, or 42 percent during the quarter compared to the corresponding prior year period. The loss of a significant employer group by one of the Company's two key clients accounted for approximately $2.0 million of the client’s $2.7 million revenue decline.  In addition, revenue from the other significant client account declined $1.4 million in the third quarter 2011 compared to the prior year quarter.  This client has been consummating a business combination over the last 12-18 months, and as a result, the Company’s revenue and claims volume declined significantly during that period.  The Company anticipates that the client’s transition will be in its final stages during 2012, which will have a significant negative impact on American CareSource’s revenue stream in 2012, with the revenue stream likely discontinuing thereafter.

The decline was partially offset by $2.9 million of revenue from 13 new clients implemented in 2010 and approximately $300,000 generated from three clients added in 2011.  The clients implemented in 2010 generated $1.8 million of revenue in the third quarter of 2010.  The claims volume from those clients nearly doubled, from approximately 8,000 to 16,000 in the current year quarter in 2011.

Sequentially, third quarter 2011 revenues grew slightly to $11.5 million, compared to $11.3 million in the second quarter of 2011.  Despite a sequential 9 percent decline in claims volume, the increase in revenue was the result of revenue enhancement efforts executed during the third quarter.

Claims Volumes

American CareSource billed 61,000 claims during the third quarter of 2011, a decrease from the 76,000 claims it billed during the same period last year.  The lower claims volume was primarily the result of decreased claims flow from the Company’s two largest client accounts.

Following are claims volumes for the periods presented:

(Claim amounts in 000’s)	Q3 2011	Q2 2011	Q3 2010
Claims:
Processed	73	82	111
Billed	61	67	76

Contribution Margin

Contribution margin for the third quarter of 2011 decreased to 6.8 percent, compared to 11.6 percent reported during the third quarter of 2010.  The decline in contribution margin was primarily the result of a shift in client mix, away from clients that generate higher margins, relative to other clients, primarily as a result of the loss of a significant employer group by one of the Company’s key legacy clients and the Company’s sales strategy that focuses on third-party administrators and direct payors.  In addition, during the third quarter of 2011, American CareSource experienced margin erosion in key categories such as dialysis services and the mix of categories generating revenue shifted away from higher margin categories, such as diagnostic imaging services, compared to the third quarter of 2010.

Following is a comparison of statement of operations components as a percent of net revenue:

	Q3 2011	Q2 2011	Q3 2010
Provider payments	79.1%	78.0%	75.0%
Administrative fees	5.4%	4.4%	5.4%
Claims administration and provider development	8.7%	10.1%	8.0%
Total cost of revenues	93.2%	92.5%	88.4%

Selling, General and Administrative Expenses (SG&A)

SG&A for the third quarter of 2011 increased to $1.78 million, from $1.45 million in the same period last year. The increase was primarily the result of a $263,000 severance charge related to the resignation of the Company’s former chief executive officer in July 2011.  In addition, during the third quarter of 2011, American CareSource incurred $66,000 of external consulting costs as the Company reviewed and analyzed various strategic initiatives relating to the Company’s mix of services, development of new services and programs, and sales and marketing efforts.

Excluding the severance charge, SG&A was 13.1 percent of revenues in the third quarter of 2011, compared to 9.8 percent in the third quarter of 2010.  The increase is the result of the decline in revenue in the third quarter of 2011 compared to the same prior year period.

Goodwill Impairment Charge

During the third quarter of 2011, American CareSource recorded a non-cash goodwill impairment charge of $2.9 million (net of an income tax benefit of $1.5 million).  The charge is a result of several factors, including a steep decrease in the Company’s stock price and pressure on revenue and earnings due to the declines in the Company’s two significant client accounts.  The charge does not affect the Company’s operations, liquidity or cash flow.

Income Taxes

For the three months ended September 30, 2011, the provision for income taxes was $969,000 million, compared to $43,000 in the same prior year period.  The income tax provision in the current year quarter included a non-cash valuation allowance against the Company’s deferred tax assets of $2.9 million.  The valuation allowance does not impact the Company’s ability to utilize its net operating loss carryforwards to offset taxable earnings in the future.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2011 was a loss of $485,000, which compares to $604,000 reported in the corresponding prior year period.

Adjusted EBITDA is defined as operating income or loss before interest, income taxes, depreciation and amortization and excludes the impact of the non-cash goodwill impairment charge, non-cash stock-based compensation expense, severance charges and warrant amortization. Adjusted EBITDA should be considered in addition to, but not in lieu of, income or loss from operations reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to operating income (loss) is provided in the tables accompanying this release.

Financial Liquidity

Total cash and cash equivalents at September 30, 2011 were $11.1 million, compared to $11.4 million reported at June 30, 2011 and $14.5 million reported at December 31, 2010.  Cash and cash equivalents at September 30, 2010 were $12.0 million.

American CareSource had no outstanding debt as of September 30, 2011 or December 31, 2010.

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of more than 5,000 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 31 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, and non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to American CareSource's plans, objectives and expectations for future operations, projections of the Company's future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company's dependence upon its two largest clients and recent declines in their business (including, but not limited to, the loss of additional employer groups or payors by those clients), the Company's inability to attract or maintain providers or clients or achieve its financial targets and strategic objectives, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the newly-enacted Patient Protection and

Affordable Care Act, the Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, shifts from higher margin services to services with lower profit margins, pricing, market acceptance/preference, the Company's ability to integrate with its clients, consolidation in the industry that affect the Company's key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in the provider network to terminate their agreements with American CareSource, the Company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, American CareSource undertakes no obligation to update or revise these forward-looking statements.

Investor Contact
Matthew Thompson
Chief Financial Officer
(972) 308-6830
mthompson@anci-care.com

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AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Revenues	$11,496	$14,763	$35,881	$45,092

Cost of revenues:
Provider payments	9,091	11,069	27,715	33,171
Administrative fees	616	799	1,791	2,552
Claims administration and provider development	1,008	1,189	3,261	3,597
Total cost of revenues	10,715	13,057	32,767	39,320

Contribution margin	781	1,706	3,114	5,772

Selling, general and administrative expenses	1,778	1,446	4,943	4,722
Goodwill impairment charge	4,361	-	4,361	-
Depreciation and amortization	204	197	585	571
Total operating expenses	6,343	1,643	9,889	5,293

Operating income (loss)	(5,562)	63	(6,775)	479

Other Income	8	24	32	85

Income (loss) before income taxes	(5,554)	87	(6,743)	564
Income tax provision	969	43	647	220
Net Income (loss)	$(6,523)	$44	$(7,390)	$344

Earnings (loss) per common share:
Basic	$(0.38)	$0.00	$(0.44)	$0.02
Diluted	$(0.38)	$0.00	$(0.44)	$0.02

Basic weighted average common shares outstanding	17,011	16,631	16,978	16,413
Diluted weighted average common shares outstanding	17,011	17,124	16,978	17,169

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Operating income (loss)	$(5,562)	$63	$(6,775)	$479
Depreciation and amortization	204	197	585	571
Goodwill impairment charge	4,361	-	4,361	-
EBITDA	(997)	260	(1,829)	1,050
Non-cash stock-based compensation expense	187	231	632	606
Amortization of long-term client agreement	63	63	187	187
Other non-cash charges	-	50	67	150
Severance costs	263	-	263	143
EBITDA, as adjusted	$(485)	$604	$(681)	$2,136

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	(unaudited)
	September 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$11,061	$14,512
Accounts receivable, net	3,780	5,510
Prepaid expenses and other current assets	559	769
Total current assets	15,400	20,791

Property and equipment, net	1,906	1,824

Other assets:
Other non-current assets	304	949
Intangible assets, net	928	1,025
Goodwill	-	4,361

TOTAL ASSETS	$18,538	$28,950

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$3,056	$6,718
Accounts payable and accrued liabilities	1,503	1,446
Total current liabilities	4,559	8,164

Other Liabilities	-	-

SHAREHOLDERS' EQUITY
Common stock	171	169
Additional paid-in capital	22,183	21,602
Accumulated deficit	(8,375)	(985)
	13,979	20,786

TOTAL LIABILITIES AND EQUITY	$18,538	$28,950

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Nine months ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(7,390)	$344
Adjustments to reconcile net income (loss) to net cash provided by (used) in operations:
Stock-based compensation expense	632	606
Depreciation and amortization	585	571
Goodwill impairment charge	4,361	-
Unrealized gain on warrant derivative	-	(18)
Amortization of long-term client agreement	187	187
Client administration fee expense related to warrants	67	150
Deferred income taxes	615	193
Changes in operating assets and liabilities:
Accounts receivable	1,730	1,072
Prepaid expenses and other assets	(81)	22
Accounts payable and accrued liabilities	76	(287)
Due to service providers	(3,662)	(2,313)
Net cash provided by (used) in operating activities	(2,880)	527

Cash flows from investing activities:
Investment in software development costs	(513)	(283)
Investment in property and equipment	(58)	(282)
Net cash used in investing activities	(571)	(565)

Cash flows from financing activities:
Proceeds from exercise of equity incentive awards	-	157
Net cash provided by financing activities	-	157

Net increase (decrease) in cash and cash equivalents	(3,451)	119
Cash and cash equivalents at beginning of period	14,512	11,868

Cash and cash equivalents at end of period	$11,061	$11,987

Supplemental cash flow information:

Cash paid for taxes	$65	$134

Supplemental non-cash financing activity:

Income tax withholdings on exercise of equity incentives	$37	$19